EXHIBIT 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	March 17, 2004
(757) 222-9514	For Immediate Release

State of Illinois Awards $500,000 to Royster-Clark Nitrogen, Inc.

Fertilizer Plant Conversion Study with Rentech, Inc.

Norfolk, Virginia-Denver, Colorado-March 17, 2004 – Royster-Clark, Inc. and Rentech, Inc. (AMEX:RTK) today announced that the state of Illinois has awarded Royster-Clark a grant of $500,000 for an economic and development study to convert Royster-Clark’s natural gas fed ammonia plant in East Dubuque, Illinois, to coal feedstock using Advanced Clean Coal Technology. The development study will evaluate the engineering and economics of using Illinois coal as the feedstock to produce synthesis gas, a combination of hydrogen and carbon monoxide, which would be converted into nitrogen fertilizer and ultra-clean Fischer-Tropsch Diesel (FTD) fuels by means of Rentech’s patented and proprietary Fischer-Tropsch gas-to-liquids (GTL) Process Technology.

Led by the efforts of Illinois Governor Rod Blagojevich, the state of Illinois has instituted an aggressive program to redevelop the Illinois coal industry. Illinois, with some of the largest coal reserves in the United States, is becoming a leader in coal development through the promotion and use of the latest clean coal technologies, which dramatically reduce emissions, allowing for clean and responsible use of this vast resource for power, chemicals and fuels.

The study is expected to take approximately four months.

Ken Moshenek, President of Royster-Clark, Inc., commenting on the Illinois grant funding, stated: “We would like to thank the state of Illinois for assisting this exciting coal conversion study. The high cost and price volatility of natural gas since 2000 has negatively affected the United States fertilizer industry, resulting in the closure of many U.S. plants and an increase in fertilizer imports from abroad. Royster-Clark is exploring innovative ideas and energy sources that will help maintain and stabilize America’s fertilizer business while utilizing U.S. energy resources to provide agriculture with competitively priced fertilizer. This shift in feedstock at our East Dubuque plant is a real opportunity to retain the fertilizer business in the United States and keep manufacturing jobs in our country. Advanced Clean Coal Technology provides a very environmentally sound opportunity. We look forward to working with Rentech on this important evaluation project.”

Commenting on the grant from the state of Illinois for the project study, Richard Sheppard, Vice President of Rentech Development Corp. stated: “We would like to thank the state of Illinois, Governor Blagojevich, and Royster-Clark for giving us the opportunity and support to be a part of the development study. Conversion of natural gas-fed ammonia plants to coal to produce ammonia and ultra-clean GTL fuels presents a very compelling opportunity. We are losing the U.S. fertilizer industry to overseas outsourcing, due to high domestic natural gas prices. The study will illustrate how coal, America’s most abundant energy resource, can be utilized with Advanced Clean Coal Technology in a responsible manner to make nitrogen fertilizers and preserve this industry in the US. Further, Rentech’s patented process for combining fertilizer and Fischer-Tropsch Diesel production, utilizing the same synthesis gas made from coal, is predicted to improve overall economics of the project while creating jobs in Illinois’ coal and fertilizer industries. Moreover, to protect farmers in the United States and our country’s move toward ethanol-based fuels, it is critical to maintain the U.S. fertilizer industry and not become dependent on foreign sources of fertilizer for our basic agricultural products.”

Royster-Clark, headquartered in Norfolk, Virginia, is one of the nation’s largest retailers of fertilizer products, carries a broad line of agricultural inputs, and provides services to farmers.

Rentech, Inc., a Denver, Colorado corporation incorporated in 1981, is the developer and licensor of a patented and proprietary Fischer-Tropsch gas-to-liquids process for conversion of synthesis gas made from natural gas, industrial off-gas, or solid or liquid carbon-bearing materials into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes and fuel for fuel cells.

Statements made in this release and the information incorporated by reference into this release that are not historical factual statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. This section is included for purposes of complying with those safe harbor provisions. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of Rentech and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from expectations. Factors that could affect Rentech’s results include the availability of financing for the project, the decision of others as to proceeding with the project, the timing of various phases of the project, and the entry into definitive agreements with others related to the project. Any forward-looking statements, whether made in this report or elsewhere, should be considered in context with the risk factors discussed or incorporated by reference in this report and the various disclosures made by us about our businesses in our various public reports.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008 or E-mail at mkir@rentk.com, or see the company’s Web site at: www.rentechinc.com